Exhibit 32

Certification pursuant to

18 U.S.C. Section 1350,

as adopted pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002

Jeffrey D. Jones, President and Chief Executive Officer, and Diane Indorato, Senior Vice President and Chief Financial Officer, of Melrose Bancorp, Inc. (the “Company”) each certify in their capacity as officers of the Company that they have reviewed the Annual Report of the Company on Form 10-K for the year ended December 31, 2015 and that to the best of their knowledge:

(1)	the Report fully complies with the requirements of Sections 13(a) of the Securities Exchange Act of 1934; and

(2)	the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

March 30, 2016	/s/ Jeffrey D. Jones
Date	Jeffrey D. Jones
President and Chief Executive Officer

March 30, 2016	/s/ Diane Indorato
Date	Diane Indorato
Senior Vice President and Chief Financial Officer